SHARE PURCHASE OPTION AGREEMENT

THIS AGREEMENT made as of the 29th day of August, 2005.

AMONG:

ASIA CANADA ENERGY CORP., a company incorporated pursuant to the laws of the Province of Alberta, having an office at 810 - 1708 Dolphin Avenue Kelowna, B.C.  V6E 2C9

(“ACE”)

AND:

PERMISSION MARKETING SOLUTIONS INC. a company incorporated pursuant to the laws of the Province of British Columbia, having its registered office at 700 – 625 Howe Street Vancouver, British Columbia V6C 2T6.

(“Permission”)

AND:

THE SHAREHOLDERS OF ACE, as listed as signatories hereto

(the “Shareholders”)

WHEREAS:

A.

ACE is negotiating the terms of a production sharing contract (the “PSC Agreement”) with China United Coalbed Methane Corporation Ltd. (“CUCBM”) whereby ACE will be granted the exclusive right to develop a coalbed methane project in Guizhou Province, China;

B.

The Shareholders have agreed to grant an option to Permission to acquire all of their shares in the capital of ACE on the terms set forth herein.

NOW THEREFORE in consideration of the sum of $10 now paid by Permission to the Shareholders, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.

DEFINITIONS

1.1

Where used herein or in any schedules or amendments hereto, the following terms shall have the following meanings:

“ACE Assets” mean collectively all of ACE’s interests in the PSC Agreement and the Project;

“ACE Financial Statements” means the audited financial statements of ACE as of August 31, 2005;

“ACE Shares” means all of the 15,000,000 issued and outstanding shares in the capital of ACE, as presently owned by the Shareholders.

“CUCBM” means China United Coalbed Methane Corporation Ltd.;

“Exchange” means the TSX Venture Exchange;

“Exchange Policies” mean the policies, forms and appendices set forth in the Exchange’s Corporate Finance Manual;

“Expenditures” means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration, development and exploitation of the Project; including moneys expended in maintaining the property in good standing and in applying for and securing all necessary leases or permits; moneys expended toward all taxes, fees and rentals; monies expended in doing and filing assessment work; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, drilling and other underground work, testing and engineering, environmental studies, data preparation and analysis; costs of acquiring or preparing research materials, technical reports and data; costs of paying the fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged directly in work with respect to and for the benefit of the Project, in paying for the food, lodging and other reasonable needs of such persons; and may including a charge in lieu of overhead, management and other unallocable costs equal to five (5%) percent of all such expenditures;

“Financing”  means the aggregate sum of US$8,000,000, which amount Permission is required to provide to ACE or to be incurred by Permission as Expenditures on the Project, forming part of the Option Price;

“NAOMI” means North American Oil and Minerals Inc., one of the Shareholders;

“Option Expiry Date” means December 31, 2009;

“Option Price”  means the aggregate of the Payment Shares and the Financing;

“Option Termination Date” means the earliest of: (i) the Option Expiry Date; (ii) the election of Permission to terminate the Option; or (iii) the mutual election of Permission and the Shareholders to terminate the Option;

“Payment Shares” means the 15,000,000 common shares in the capital of Permission to be issued as part of the Option Price to the Shareholders;

“Permission Financial Statements” mean the consolidated audited financial statements of Permission for its most recently completed fiscal year, and the unaudited financial statements of Permission for the most recently completed fiscal quarter, as the same are posted on SEDAR;

“Project” means a coalbed methane project in Guizhou Province, China, on the Guizhou Bauoian-Quingshan Coalbed Methane Property, which is to be the subject of the PSC Agreement;

“PSC Agreement” means a production sharing contact to be entered into between CUCBM and ACE; and

“Securities Escrow Agreement” means the form of escrow agreement dictated by Exchange Policies that will apply to the Payment Shares, being either a Value Security Escrow Agreement or a Surplus Security Escrow Agreement as determined by the Exchange.

2.

OPTION TO PURCHASE

2.1

Subject to the terms and conditions set forth in this Agreement, the Shareholders hereby grant to Permission the exclusive right and option (the “Option”) to acquire all of Shareholders’ right, title and interest in and to the ACE Shares for and in consideration of the Option Price. The Option Price may be paid from time to time in instalments, with the aggregate amount due on or before the Option Expiry Date. As the Option Price is paid from time to time, Permission will acquire and be delivered an increased quantity of Ace Shares, in accordance with the following:

Aggregate Financing Provided	Date Due	Aggregate No. of Payment Shares Delivered	Aggregate No. of Ace Shares Delivered
US$2,000,000	March 31, 2006	7,500,000	7,500,000
US$4,000,000	March 31, 2007	10,000,000	10,000,000
US$6,000,000	March 31, 2008	12,500,000	12,500,000
US$8,000,000	March 31, 2009	15,000,000	15,000,000

2.2

In addition to the Option Price, Permission will, within 10 days following receipt of a report confirming the presence of coal bed methane on the Project, prepared by a duly qualified person, issue 3,000,000 additional common shares in its capital (the “Additional Shares”) to NAOMI.

2.3

The Shareholders acknowledge that the Payment Shares and Additional Shares will be subject to such escrow requirements as may be imposed by the Exchange; that a Securities Escrow Agreement will apply to such shares; and that all such shares shall be subject to and legended with the hold periods imposed by the Exchange and applicable securities legislation.

2.4

The 15,000,000 Payment Shares referred to in section 2.1 above will be allocated among the Shareholders in the following manner:

Shareholder	Percentage Interest in ACE	Maximum Number of Payment Shares to be Received
RD Capital Inc. (or nominees)	33.33%	5,000,000
NAOMI	66.67%	10,000,000

2.5

All consideration and payments toward the Option Price hereunder, and the Additional Shares, are optional to Permission; and Permission may elect not pay any part thereof, and terminate this Agreement at any time without further obligation hereunder.

2.6

The ACE Shares will be placed in escrow with a mutually acceptable third party, to be released to Permission or the Shareholders in accordance with this Agreement.

2.7

Permission shall be responsible for any sales, use or transfer tax imposed by or payable to any governmental entity solely in connection with the purchase of the ACE Shares.  The Shareholders shall be solely responsible for any capital gains or income tax incurred or payable as a result of their disposing of the ACE Shares.

3.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

3.1

The Shareholders hereby represent, warrant and covenant in favour of Permission that:

(a)

ACE has or will have at Closing the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, including all necessary shareholder and director approvals;

(b)

ACE holds all of its right, title and interest in and to ACE Assets free and clear of any actual, pending, or threatened liens, charges, claims, options, set-offs, and encumbrances of every nature; and no person or company has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to purchase or otherwise acquire any of the same or an interest therein;

(c)

ACE has not sold, assigned, transferred, disposed, mortgaged, pledged, charged, leased or otherwise encumbered, or agreed to sell, assign, transfer, dispose of, mortgage, pledge, charge,   lease or otherwise encumber, any part of or any interest in the ACE Assets;

(d)

there are no actions, suits, proceedings or investigations pending or, to the knowledge of ACE, threatened against or affecting ACE or the ownership of the ACE Assets, at law or in equity, before or by any court, administrative agency or other tribunal or any governmental authority, of which ACE has not advised Permission; and to the best of their knowledge, there is no basis for any present or future action, suit, proceeding or claim;

(e)

other than the PSC Agreement, ACE is not and will not be party to or bound by any contract or agreement affecting the ACE Assets or otherwise;

(f)

at Closing, the PSC Agreement will be in good standing and ACE will not in breach of any of the terms thereof, and no event or condition will have occurred which, either immediately or after notice or lapse of time or both, could give rise to the cancellation or termination of the PSC Agreement or the inability of ACE to exercise any of its rights thereunder;

(g)

at Closing, ACE will have acquired and hold, all permits, licenses, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions to be granted by or entered into with any governmental or regulatory authority required in connection, with or applicable to, the ACE Assets.  All of the foregoing will be held by ACE are in good standing (other than those that have expired or have been terminated in circumstances where their continuance was not required by law) and ACE will be in compliance therewith in all respects;

(h)

ACE’s interest in the ACE Assets will be held, and it will operate and use the Assets and conduct its business in compliance with all applicable laws and regulations of each jurisdiction in which the Assets are located;

(i)

ACE’s Financial Statements are true and correct in every material respect, were prepared in accordance with Canadian or international generally accepted accounting principles and fairly reflect the business, property, assets and financial position of ACE as at the date of the statements and the results of its operations for the period then ended and there are no liabilities of ACE, contingent or otherwise, not reflected in ACE’s Financial Statements, other than those incurred in the ordinary course of business;

(j)

other than as set forth in ACE’s Financial Statements, ACE has no material obligations of indebtedness nor is it in the process of entering into any such obligations.  Furthermore, ACE is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any life commitment, except as otherwise disclosed herein;

(k)

they know of no fact pertaining to, nor any material adverse change in the nature or condition of ACE, or of any of the ACE Assets, nor is there any development or threatened or probable development of which any of them has been made aware which might reasonably be expected to adversely affect ACE, any of the ACE Assets or the business being carried on by ACE which could reasonably impact on Permission’s decision to acquire the ACE Shares;

(l)

neither the Shareholders nor any other person have or will have any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require ACE to allot or issue any further or other shares or any other security or other instrument convertible or exchangeable into shares or to convert or exchange any security or other instrument into or for shares or for the allotment or issuance of any unissued shares of ACE; and

(m)

there are no other outstanding agreements or options to acquire or purchase any interest or any right in or to the ACE Assets, and no person has any royalty or other interest whatsoever in the ACE Assets or any production therefrom except will be referred to in the PSC Agreement and applicable government royalties, fees, taxes or charges.

4.

ADDITIONAL REPRESENTATIONS, WARRANTIES OF THE SHAREHOLDERS

4.1

Each Shareholder represents and warrants to Permission that, for itself:

(a)

it is the sole legal and beneficial owner of the ACE Shares registered in its name, free and clear of all liens, claims, charges and encumbrances of whatsoever nature and kind;

(b)

it has the full and absolute right, power and authority to enter into this Agreement on the terms and subject to the conditions herein set forth, to carry out the transactions contemplated hereby and to transfer the legal and beneficial title and ownership of its ACE Shares to Permission; and

(c)

no shareholder agreement or other contracts are in effect which affect transferability of its ACE Shares.

5.

ADDITIONAL COVENANTS OF THE SHAREHOLDERS AND ACE

5.1

In addition to any of their respective covenants appearing elsewhere in this Agreement, the Shareholders, jointly and severally, and ACE (where applicable) further covenant and agree with Permission as follows:

(a)

the Shareholders will cause ACE to take all actions required under its constating documents to approve the transfer of the ACE Shares by the Shareholders to Permission as contemplated by this Agreement;

(b)

the Shareholders will cause ACE, at all reasonable times prior to the Closing Date, to provide Permission with full access to such records of ACE and to furnish Permission with such information with respect thereto and with respect to any other matters pertaining to ACE as Permission may reasonably require; provided that any information which Permission and its directors and officers has received is confidential and will not be released to any other party or parties nor will it be used by Permission or its directors or officers for their own benefit without the permission of the Shareholders;

(c)

ACE will not, while this Agreement is in force unless it first receives the written consent of Permission, such consent not to be unreasonably withheld:

(i)

incur any indebtedness or guarantee the obligations of any other party;

(ii)

amend its Memorandum or Articles;

(iii)

issue any additional shares;

(iv)

issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital of any class might be directly or indirectly authorized, allotted, issued or transferred;

(v)

declare or pay any dividends or make any other distribution or appropriation of profits on capital; or

(vi)

enter into any contract not in the ordinary course of its business, including the disposition of any interest in the ACE Assets,

(d)

from and after the date of this Agreement, the Shareholders will use their best efforts to cause ACE to carry on ACE's business in the ordinary course and to notify Permission in writing of any event or occurrence which has or which might reasonably be expected to have a material adverse effect on ACE, its business or results of operations.

(e)

upon Permission acquiring at least 75% of the ACE Shares pursuant to exercise of the Option, appoint one director nominated by Permission to the board of directors of ACE;

(f)

upon Permission acquiring 100% of the ACE Shares pursuant to exercise of the Option, cause all of the Shareholders’ appointed directors to the board of directors of ACE, as requested by Permission, to resign.

6.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PERMISSION

6.1

Permission represents and warrants to ACE and the Shareholders that, subject to section 6.2 below:

(a)

it is a valid and subsisting corporation duly incorporated under the laws of the Province of British Columbia and is in good standing with respect to the filing of annual reports with the British Columbia Registrar of Companies;

(b)

it is a “reporting issuer” (as the term is defined in the Securities Act, British Columbia) in each of British Columbia and Alberta;

(c)

its common shares are listed and trade on the Exchange on the NEX Board;

(d)

Permission has an authorized share capital of 100,000,000 common shares without par value of which 7,080,378 common shares are issued and outstanding as of the date of this Agreement;

(e)

subject to section 6.2, there are no outstanding options, warrants or other rights exchangeable for or convertible into shares of Permission;

(f)

Permission’s Financial Statements filed on SEDAR are true and correct in every material respect and represent fairly and accurately the financial condition and position of Permission as at the dates thereof; and no material undisclosed changes have occurred since the date thereof, including no material increase in liabilities;

(g)

entering into this agreement and completing the transactions proposed hereunder will not conflict with, and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which Permission is a party;

(h)

Permission is not in default of its listing agreement with the Exchange and it is in good standing with the British Columbia and Alberta Securities Commissions; and

(i)

Permission is not a party to or subject to any outstanding judgments, lawsuits or proceedings and, to the best of Permission’s knowledge, there are no pending lawsuits or proceedings nor any basis therefor.

6.2

Permission expressly declares, and the Shareholders acknowledge, that:

(a)

Permission has entered into a Share Exchange Agreement dated as of January 31, 2005 (the “CCE Agreement”) with China Canada Energy Corp. (“CCE”) and the shareholders thereof, whereby Permission has agreed to acquire all of the outstanding shares of CCE in exchange for US$200,000 and 10,000,000 common shares of Permission; and

(b)

Permission has entered into a number of private placement subscription agreements to raise funds for its intended acquisition of CCE and the Financing hereunder.

7.

ADDITIONAL COVENANTS OF PERMISSION

7.1

In addition to any of its covenants appearing elsewhere in this Agreement, Permission further covenants and agrees with the Shareholders and ACE that it:

(a)

will, at all reasonable times during the term of the Option, provide the Shareholders with full access to such records of Permission and to furnish the Shareholders with such information with respect thereto and with respect to any other matters pertaining to Permission as the Shareholders may reasonably require; provided that any information which the Shareholders receive is confidential and will not be released to any other party or parties nor will it be used by the Shareholders for their own benefit without the permission of Permission;

(b)

if required, will forthwith take steps to convene a general meeting of its shareholders at the earliest opportunity (including, without limitation, the preparation of an information circular and all other necessary documents), and shall use its best efforts to obtain the approval by the shareholders to the terms of this Agreement;

(c)

will forthwith use its best efforts to obtain the necessary approval of the Exchange to the terms of this Agreement; and

(d)

will not, during the term of the Option, except as contemplated in this Agreement, or with the prior written consent of the Shareholders:

(i)

make any employment contracts or other arrangements with any officers, agents, servants or employees of Permission;

(ii)

other than the CCE Agreement and raising of funds, make or assume any commitment, obligation or liability which is outside of the usual and ordinary course of the business of Permission and for the purpose of carrying on the same, but Permission will operate its properties and carry on its business as heretofore and will maintain all of its properties, rights and assets in good order and repair;

(iii)

declare or pay any dividends on shares in the capital of Permission or make any other distributions or appropriations of profits or capital;

(iv)

make any change to its Memorandum or Articles or any other constating documents from the date first written above to the Closing Date;

(v)

create or assume any indebtedness or guarantee the obligations of any third party; or

(vi)

sell or otherwise in any way alienate or dispose of or encumber any of its assets.

8.

CONDITIONS PRECEDENT

8.1

The exercise of the Option is subject to the following conditions precedent:

(a)

written confirmation from CUCBM that the PSC Agreement has been granted to ACE and is in good standing;

(b)

receipt of written notice from the Exchange that it has accepted for filing the terms of this Agreement.  ACE, the Shareholders and Permission will use their collective best efforts to obtain such approval as expeditiously as is reasonably possible; and

(c)

receipt by Permission from Mr. Tun Aye Sai (technical adviser for NAOMI) of confirmation that he will provide his technical, management and administrative services to Permission, for a minimum period of five years, with respect to all coal bed methane projects undertaken by Permission in China

8.2

Permission agrees to prepare and submit all documents and reports as may be required to obtain Exchange approval to the proposed transaction.

9.

EXERCISE OF THE OPTION

9.1

The Option will be exercised from time to time as the Option Price is paid as set out in section 2.1. The Option will terminate on the Option Termination Date or 60 days after delivery of a notice to Permission by ACE of the failure to make the Financing payments as set out in section 2.1. On the first exercise of the Option, to occur on the date following the day upon which all of the conditions precedent pursuant to Part 8 of this Agreement have been satisfied or waived, and the first US$2,000,000 of Financing has been advanced and the first 7,500,000 Payment Shares have been issued pursuant to section 2.1 (the “Initial Exercise Date”):

(a)

ACE and the Shareholders will deliver or cause to be delivered to Permission:

(i)

certified copies of the resolutions of the directors of ACE approving all of the transactions contemplated in this Agreement;

(ii)

a certificate of the Shareholders confirming that their representations and warranties set out in this Agreement are true and complete as of the Initial Exercise Date;

(iii)

certificates representing that number of the ACE Shares acquired, duly executed by the Shareholders for transfer to Permission;

(iv)

new or replacement share certificates representing the acquired ACE Shares issued in the name of Permission;

(v)

a signed Securities Escrow Agreement pertaining to the delivered Payment Shares in the form dictated by the Exchange;

(vi)

written confirmation by CUCBM that ACE is in good standing under the PSC Agreement;

(vii)

opinions of counsel to ACE in form and content reasonably satisfactory to the solicitors for Permission;

(viii)

consents to act as director of Permission from the nominees of the Shareholders; and

(ix)

such further documents as Permission or its solicitors may reasonably require to give effect to the provisions hereof.

(b)

Permission will deliver or cause to be delivered to ACE and/or the Shareholders:

(i)

a copy of the Exchange’s approval to the terms of this Agreement;

(ii)

a signed Securities Escrow Agreement in the form dictated by the Exchange;

(iii)

a certified copy of the directors resolution of Permission approving all of the transactions contemplated in this Agreement, including, without limitation, the acquisition of the ACE Shares, and the appointment of the Shareholders’ representative to the board of directors of Permission;

(iv)

the approval of the shareholders of Permission to this Agreement, the issuance of the Payment Shares, and any change of control resulting therefrom;

(v)

a certificate of an officer of Permission confirming, that Permission’s representations and warranties herein are true and complete as of the Closing Date;

(vi)

the delivery of funds representing at least US$2,000,000 (or acknowledgment of prior delivery thereof) or evidence satisfactory to ACE and the Shareholders of Expenditures incurred by Permission toward development of the PSC Agreement;

(vii)

copies of the certificates representing the 9,000,000 Payment Shares (the originals to be held pursuant to the Securities Escrow Agreement);

(viii)

an opinion of Permission's solicitors in form and content reasonably satisfactory to the solicitors for ACE;

(ix)

such further documents as may be required by ACE or its solicitors may reasonably require to give effect to the provisions hereof.

9.2

On each subsequent exercise of the Option:

(a)

ACE and the Shareholders will deliver to Permission similar documents referred to in section 9.1(a), and such other documents as Permission or its solicitors may reasonably require to give effect to the provisions hereof; and

(b)

Permission will deliver to ACE or the Shareholders those documents referred to in section 9.1(b), and such other documents as ACE or its solicitors may reasonably require to give effect to the provisions hereof.

10.

OPTION NOT FULLY EXERCISED

10.1

In the event Permission does not acquire 100% of the ACE Shares prior to expiry of the Option:

(a)

Permission and ACE shall enter into a joint venture agreement in the form attached hereto as Schedule B;

(b)

NAOMI shall have the right to appoint one additional director to the board of ACE; and

(c)

RD Capital shall have not less than six months to complete the entire amount of the Financing, and, if RD Capital has not completed the Financing, RD Capital will transfer to NAOMI all of the ACE shares then owned by RD Capital.

11.

INCOME TAX CONSIDERATIONS

11.1

The parties intend that, to the greatest extent possible, the transaction contemplated herein not give rise to any Canadian income tax liability whatsoever; it being understood and agreed that the transaction contemplated herein may be modified to minimize any tax payable.

11.2

The parties acknowledge that a different structure for the transfer of the ACE Shares may be required due to Canadian tax law or the convenience of the parties, and that if warranted, will be implemented by the parties.

12.

GENERAL PROVISIONS

12.1

Any controversy or claim arising out of or in relation to this Agreement, including, but not limited to, its existence and legal validity, shall be finally settled by a single arbitrator in accordance with the rules of the Commercial Arbitration Act, British Columbia. The substantive law governing this Agreement and the annexes hereto shall be the laws of the Province of British Columbia.  The parties expressly agree to confer upon the arbitrators the powers to fill gaps, cure contractual omissions and to perform all other activities which they may deem necessary and/or opportune.  The place of arbitration shall be at Vancouver, B.C.  The parties undertake to fully and punctually abide by the award rendered by the arbitrators. Failing such a voluntary compliance, judgment upon the award or any other appropriate procedure may be entered or sought in any court having jurisdiction to secure enforcement of the award.

12.2

The waiver by a party hereto of a breach of any term or condition contained in this Agreement shall not be deemed to be a waiver of such term or condition or of any subsequent breach of the same or of any other term or condition herein contained.  No term or condition of this Agreement shall be deemed to have been waived unless such waiver shall be in writing.

12.3

Each of the parties covenant and agree to execute and deliver such further and other agreements or documents and to cause to be done and performed any further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

12.4

Effective on the Initial Exercise Date, each of the Shareholders agree that Permission will have a right of first refusal to acquire any interest in any coal bed methane project in which either Shareholder may, as of the date hereof, hold an interest.  Should a Shareholder wish to sell, transfer, joint venture, finance or otherwise deal with any such coal bed methane project at any time in the future, the Shareholder will first offer the same to Permission on the same terms as offered to, or by, a third party.

12.5

This Agreement and the documents referred to herein or annexed hereto constitute the entire, full and complete agreement among the parties concerning the subject matter hereof and supersede all prior agreements.

12.6

This Agreement may be executed in counterpart and by facsimile, all of which counterparts taken together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

ASIA CANADA ENERGY CORP.

By Its Authorized Signatory:

________________________________________

PERMISSION MARKETING SOLUTIONS INC.

By Its Authorized Signatory:

________________________________________

NORTH AMERICAN OIL AND MINERALS INC.

By Its Authorized Signatory::

________________________________________

RD CAPITAL INC.

By Its Authorized Signatory

________________________________________

SCHEDULE “A”

PSC AGREEMENT

SCHEDULE “B”

TERMS OF THE  JOINT VENTURE